UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12
Dividend Capital Diversified Property Fund Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Dividend Capital Diversified Property Fund Inc.

Date of Record: May 17, 2017

Vote Cut-off Date: September 1, 2017 with respect to proposal no. 3

Additional Items:
Item 1. Reminder letter to unvoted accounts
Item 2. Reminder letter to largest stockholder unvoted accounts
Item 3. Transcript of recorded telephone message

Item 1.
The Meeting Has Adjourned to September 1, 2017
Help your investment and help St. Jude Children’s Research Hospital.
Vote now and we’ll make a $50 donation

The Dividend Capital Diversified Property Fund Inc. (“DPF”) Annual Meeting of Stockholders has been adjourned to September 1, 2017 in order to obtain a sufficient number of favorable votes to pass proposal no. 3. Your vote is still missing from our shareholder meeting and in order to encourage your participation, our sponsor will make a $50 charitable donation to St. Jude Children’s Research Hospital for every shareholder who votes this week up to a total of $25,000.
We are so close to passing proposal no. 3, but we cannot do it without your vote. This proposal will allow for us to restructure the Fund which will likely result in lower fees paid by shareholders among other benefits to shareholders described in our proxy statement.

The Board of Directors recommends a vote “For” the proposal. Please vote promptly and we thank you in advance for your vote!

To vote or ask questions, please call the number listed below Monday - Friday, 9:00 a.m. - 10:00 p.m., Eastern Time to speak with a proxy specialist:
1- 855-737-3182

In addition, it is very easy for you to vote through one of the following methods:

VOTE ONLINE	VOTE BY PHONE
Visit the Website noted on your proxy card (www.proxyvote.com) and enter the control number that appears on the proxy card. Your control number appears in a box on your card and is 16 digits long. Follow the on-screen prompts to vote.

Call the toll free touch-tone phone number listed on your proxy card 24 hours a day. Have your proxy card with control number available. Your control number appears in a box on your card and is 16 digits long. Follow the touch-tone prompts to vote.

Item 2.
August 2017

Dear Stockholder,

The Dividend Capital Diversified Property Fund Inc. (“DPF”) Annual Meeting of Stockholders has been adjourned to September 1, 2017 in order to obtain a sufficient number of favorable votes to pass proposal no. 3. Your vote is still missing from our shareholder meeting and in order to encourage your participation, our sponsor will make a $50 charitable donation to St. Jude Children’s Research Hospital for every shareholder who votes this week up to a total of $25,000.

As one of the largest stockholders of Dividend Capital Diversified Property Fund Inc. (the “Fund”), your vote is very important to ensure the Fund obtains the sufficient number of favorable votes to pass the proposal. Your vote today will help the Fund and St. Jude Children’s Research Hospital.

The Board of Directors recommends a vote “For” the proposal.

You may vote by Internet or phone as described on the enclosed ballot. If you have any questions regarding the proxy proposal or would like to vote by phone, you can call (855) 737-3182 and a proxy specialist will assist you.

Thank you for your support of the Fund and your attention to these matters.

Sincerely,

Dwight Merriman
Chief Executive Officer
Dividend Capital Diversified Property Fund Inc.

Item 3.

On August 21, 2017, the stockholders of Dividend Capital Diversified Property Fund Inc. approved the adjournment of the 2017 annual meeting of stockholders to September 1, 2017 in order to obtain a sufficient number of favorable votes to pass proposal no. 3. The material below represents the transcript of a recorded telephone message.

"Hello, this is Kirk Scott, the CFO of Diversified Property Fund. Thank you for your investment in our fund. Your vote is still missing so in order to encourage your participation, our sponsor will make a $50 charitable donation to St. Jude Children’s Research Hospital for every shareholder who votes this week up to a total of $25,000.

We are so close to passing proposal number 3, but we cannot do it without your vote. This proposal will allow for us to restructure the Fund which will likely result in lower fees paid by shareholders among other benefits to shareholders described in our proxy statement.

You can vote now by pressing 1 to be connected with a proxy specialist.  If this message was recorded on your voice mail, please take a moment to call 855-737-3182 to vote your shares.

Thank you in advance for your vote."